Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-103355) and related Prospectus of Maverick Tube Corporation for the registration of 733,676 shares of its common stock and to the incorporation by reference therein of our reports dated November 19, 2002 and June 28, 2002, with respect to the financial statements of the Pipe & Conduit Business of the LTV Corporation included in Maverick Tube Corporation's Current Report (Form 8-K/A) dated February 11, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Pittsburgh, Pennsylvania
March 28, 2003